Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 14,2013 (the “Effective Date”) between JEFFREY G. REA (“Executive”) and STOCK BUILDING SUPPLY HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer and is a party to that certain Employment Agreement dated November 11, 2010 with Stock Building Supply Holdings, LLC, a Virginia limited liability company; and

WHEREAS, the Company has completed an initial public offering of it common shares (an “IPO”) and Executive and the Company desire that the Executive’s employment with the Company shall continue; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s ongoing employment in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, including Executive’s agreement to sign a Separation Agreement and General Release as provided in SECTION 6.10 below in the event of a termination of Executive’s employment with the Company, the Company and Executive hereby agree as follows:

TERMS AND CONDITIONS

SECTION 1

EMPLOYMENT

1.1 Employment. The Company hereby employs Executive and Executive hereby accepts such employment by the Company for the period and upon the terms and conditions contained in this Agreement.

1.2 Position and Duties. Executive shall serve the Company as its President and Chief Executive Officer. Executive shall have all of the powers and duties in such capacity that are customary to the powers and duties of those of a President and Chief Executive Officer of a company within the industry in which the Company operates, including specifically the following: setting the Company’s vision and strategic objectives and aligning resources to achieve these defined objectives, setting the Company’s operational and financial objectives, annual budget and quarterly forecasts in conjunction with the Company’s long range plan to maximize the Company’s value and efficiency; defining and implementing the Company’s policies and systems of control to ensure that all Company activities are carried out in accordance with the Company’s overall business principles, goals and objectives; and indirectly overseeing and/or supervising all of the Company’s operations, facilities and personnel. The foregoing powers and duties shall be subject to the direction of the Company’s Board of Directors (the “Board”). Executive shall be and remain a member of the Board of the Company.

In his role as President and Chief Executive Officer, Executive shall report directly to the Board throughout his service. Executive shall devote Executive’s substantially full business time, attention and efforts to the affairs of the Company and Executive shall not engage in any other business duties or pursuits or render any services of a professional nature to any other entity or person, or serve on any other for profit boards of directors (other than the board of directors of Elo Touch Solutions), without the prior written consent of the Board, provided that Executive may be involved in charitable activities and manage his personal passive investments provided that the foregoing does not materially interfere with Executive’s performance of his duties hereunder.

1.3 Effective Date; Indefinite Term. Executive’s employment under this Agreement shall continue for an indefinite term, until terminated in accordance with SECTION 3 below. Certain provisions, however, as more fully set forth in SECTION 4, SECTION 5 and SECTION 6 below, continue in effect beyond the date of the termination of Executive’s employment (the “Termination Date”).

SECTION 2

COMPENSATION AND BENEFITS

2.1 Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary at the rate not less than $600,000 each calendar year (“Base Salary”), payable in accordance with the Company’s ordinary payroll and withholding practices from time to time in effect for its employees. During the term of employment hereunder, the Executive’s salary shall be reviewed from time to time (but no less than annually) to determine whether an increase in Executive’s salary is appropriate. Any such increase shall be at the sole discretion of the Board.

(b) Annual Cash Bonus. During the term of employment, Executive shall be eligible to receive an annual cash bonus (“Annual Cash Bonus”) under the Company’s incentive award plan for management and executives as from time to time adopted by the Board (the “Incentive Plan”). The Annual Cash Bonus shall be determined based on a target bonus equal to 100% of Base Salary (the “Target Bonus”). The actual amount of the Annual Cash Bonus to be determined by the Board based upon percentage achievement of certain Company-wide and individual performance goals or milestones for each respective calendar year (or any portion thereof), as established in the Incentive Plan, and may be greater or lesser than the Target Bonus.

2.2 Benefit.

(a) Generally. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable benefits plans, policies or contracts, in all employee benefits programs that the Company may adopt for its U.S. employees generally providing for sick or other leave, vacation, group health, disability and life insurance benefits. Executive shall be eligible to participate in the Company’s 401(k) plan on the terms and conditions and qualifications of such plan from time to time in effect, with a Company match (if any) no less favorable than that provided to any other Company executive.

(b) Executive. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable plans, policies or contracts, in all benefits or fringe benefits which are in effect generally for the Company’s executive personnel from time to time.

2.3 Expense Reimbursement. The Company shall pay or reimburse Executive for all reasonable expenses incurred in connection with performing his duties upon presentation of documents in accordance with the reasonable procedures established by the Company.

SECTION 3

TERMINATION

3.1 By the Company:

(a) For Cause. The Company shall have the right at any time, exercisable upon written notice, to terminate the Executive’s employment for Cause. As used in this Agreement, “Cause” shall mean that the Executive:

(i) has been convicted of, or has entered a pleading of guilty or nolo contendre to, a felony (other than DUI or similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving the Company;

(ii) has knowingly and intentionally participated in fraud, embezzlement, or other act of dishonesty involving the Company;

(iii) materially fails to attempt in good faith to perform Executive’s duties required under Executive’s employment by or other relationship with the Company (it being agreed that failure of the Company to achieve operating results or similar poor performance of the Company shall not, in and of itself, be deemed a failure to perform Executive’s duties);

(iv) fails to attempt in good faith to comply with a lawful directive of the Board that is consistent with the Company’s business practices and Code of Ethics;

(v) engages in willful misconduct for which Executive receives a material and improper personal benefit at the expense of the Company, or accidental misconduct resulting in such a benefit which Executive does not promptly report to the Company and redress promptly upon becoming aware of such benefit;

(vi) in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting in, or which, in the good faith opinion of the Board, could be expected to result in, substantial economic harm to the Company;

(vii) has failed for any reason to correct, cease or alter any action or omission that (A) materially violates or does not conform with the Company’s policies, standards or regulations in a material way, (B) constitutes a material breach of this Agreement or the Confidentiality Agreement (as defined below), or (C) constitutes a material breach of his duty of loyalty to the Company; or

(viii) has disclosed any Proprietary Information (as defined below) without authorization from the Board or General Counsel except as otherwise permitted by this Agreement, another agreement between the parties or any Company policy in effect at the time of disclosure.

For purposes of the definition of “Cause”, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties.

The Company shall provide written notice to Executive of any act or omission that the Company believes constitutes grounds for “Cause” pursuant to clause (iii), (iv) or (vii) above, and no such act or omission shall constitute “Cause” unless Executive fails to remedy such act or omission within ten (10) days of the receipt of such notice; provided that such ten (10) day cure period shall not apply with respect to any matter that is incapable of cure within such period.

(b) Due to Death or Disability. Executive’s employment shall terminate upon Executive’s death and the Company may terminate Executive’s employment due to Executive’s Disability. As used in this Agreement, “Disability” shall mean any physical or mental disability or incapacity that renders Executive incapable of fully performing the services required of Executive by the Company for a period of 180 consecutive days or for shorter periods aggregating 180 days during any twelve (12) month period. For purposes of the definition of “Disability”, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by Executive’s spouse, if available, or if such spouse is unavailable due to death or incapacity, any other adult member of Executive’s immediate family), with the consent of the Company, which consent shall not be unreasonably withheld. The determination of such physician made in writing to the Company and Executive shall be final and conclusive for all purposes of determining Disability under this Agreement.

(c) Without Cause. The Company may terminate Executive’s employment under this Agreement at anytime Without Cause. As used in this Agreement, a termination “Without Cause” shall mean the termination of Executive’s employment by the Company other than (i) for Cause pursuant to SECTION 3.1(a) above or (ii) due to death or Disability pursuant to SECTION 3.1(b) above.

3.2 By the Executive:

(a) Without Good Reason. Executive may terminate his employment under this Agreement at any time Without Good Reason. As used in this Agreement, a termination “Without Good Reason” shall mean termination of Executive’s employment by Executive other than For Good Reason pursuant to SECTION 3.2(b) below.

(b) For Good Reason. Executive shall have the right at any time to resign his employment under this Agreement For Good Reason. As used in this Agreement, “For Good Reason” shall mean (i) a material diminution in the Executive’s Base Salary or Target Annual Cash Bonus, (ii) a material diminution in Executive’s title, authority, duties and responsibilities as compared to Executive’s title, authority, duties and responsibilities measured immediately after the Effective Date, (iii) any requirement that Executive report to anyone except the Board, (iv) any material breach by the Company or related entities of this Agreement or the Executive’s other agreements with the Company or related entities, (v) the failure of any successor to all or substantially all of the Company’s business or assets to promptly assume and continue this Agreement, whether contractually or as a matter of law, within fifteen (15) days of the transaction which gives rise to the successor’s rights in this Agreement and (vi) any requirement by the Company or Board of Directors that Executive relocate his personal residence. Notwithstanding the foregoing, no event shall be a Good Reason event unless the Executive gives the Company written notice thereof within ninety (90) days of the first occurrence thereof, the Company does not cure such event within thirty (30) days of the giving of such notice and the Executive does not terminate employment prior to sixty (60) days after the end of the cure period.

3.3 Compensation Upon Termination. Upon termination of Executive’s employment with the Company, the Company’s obligation to pay compensation and benefits under SECTION 2 hereof shall terminate, except that the Company shall pay to the Executive or, if applicable, the Executive’s heirs, all earned but unpaid Base Salary under SECTION 2.1(a) and accrued vacation under SECTION 2.2, in each case, through the Termination Date. If the Company terminates Executive’s employment Without Cause, for Executive’s death, for Executive’s Disability, or if Executive terminates his employment for Good Reason, then, in addition, to the foregoing compensation, upon execution and delivery (and non-revocation) by Executive of the Separation Agreement and General Release as set forth in SECTION 6.11, the Company shall pay severance benefits pursuant to SECTION 3.4 below. No other payments or compensation of any kind shall be paid in respect of Executive’s employment with or termination from the Company. In addition, Executive shall be entitled to receive any amounts or benefits due under any plan or program in accordance with the term thereof, and, other than on termination for Cause or a voluntary termination by Executive without Good Reason, his annual bonus for any completed fiscal year at the same time annual bonuses would have been paid if he had continued in employment (it being understood that in the event of any such termination Executive is not entitled to an Annual Bonus for the then-current Fiscal Year). Notwithstanding any contrary provision contained herein, in the event of any termination of Executive’s employment, the exclusive remedies available to the Executive shall be the amounts due under this SECTION 3, which are in the nature of liquidated damages, and are not in the nature of a penalty.

3.4 Severance Benefits.

(a) Termination without Cause or for Good Reason. Subject to the terms and conditions of eligibility for Executive’s receipt of severance benefits under this Agreement, including the timely execution and delivery (and non-revocation) by Executive of the Separation Agreement and General Release as set forth in SECTION 6.11, the Company shall pay to Executive, as severance benefits:

(i) An amount equal to the product of (a) 2 and (b) the sum of (x) the highest annual Base Salary rate for Executive in effect over the prior two (2) years and (y) the highest amount of Executive’s Target Bonus over the prior two (2) years, which total payment shall be paid to Executive on a salary continuation basis according to the Company’s normal payroll practices over the 18 month period following the date the Executive incurs a Separation from Service, but in no event less frequently than monthly.

(ii) Subject to (1) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of 18 months at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage. The Company may modify its obligation under this SECTION 3.4(a)(ii) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended.

(iii) In addition to the benefits described in Section 3.4(a)(i) and (ii), in the event that such termination occurs within ninety (90) days preceding or twelve (12) months following a “Change in Control” (as defined below), the Company shall accelerate the vesting of the Executive’s then-outstanding and unvested stock options, stock appreciation rights, restricted stock units or shares, performance stock units or any other Company equity compensation awards, to the extent that such awards would have vested solely upon the Executive’s continued employment, such that one hundred percent (100%) of such awards become vested in full.

(b) Termination for Executive’s Death or Disability. In the event of Executive’s death or Disability, the Company shall accelerate the vesting of the Executive’s then-outstanding and unvested stock options, stock appreciation rights, restricted stock units or shares, performance stock units or any other Company equity compensation awards, to the extent that such awards would have vested solely upon the Executive’s continued employment, such that one hundred percent (100%) of such awards become vested in full.

(c) Notwithstanding any other provision of this Agreement, any severance benefits that would otherwise have been paid before the Company’s first normal payroll payment date falling on or after the thirtieth (30th) day after the date on which the Executive incurs a Separation from Service (the “First Payment Date”) shall be made on the First Payment Date. Each separate severance installment payment and each other payment that Executive may be eligible to receive under this Agreement shall be a separate payment under this Agreement for all purposes.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to any severance benefits or amounts payable to the Executive under this Agreement, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. For purposes of this Agreement, a “Separation from Service” shall mean the Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(e) Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to this SECTION 3.4 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this SECTION 3.4(e) shall be paid in a lump sum to the Executive. Thereafter, payments will resume in accordance with this Agreement. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(f) The Executive shall have no duty or obligation to mitigate the amounts due under SECTION 3.4(a) above and any amounts earned by Executive from other employment shall not be offset or reduce the amounts due hereunder.

(g) The term “Change in Control” shall mean the occurrence of any of the following events: (i) the Board approves a plan of liquidation, dissolution or winding-up of the Company, (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, Gores Building Holdings, LLC. or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, (iv) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of a surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (iii) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a

Change in Control of the Company. For the avoidance of doubt (a) the IPO shall not constitute a “Change in Control” hereunder and (b) Gores Building Holdings, LLC or any of its affiliates reducing its equity holdings in the Company, directly or indirectly, shall not, in and of itself, constitute a Change in Control hereunder, unless such reduction in equity holdings is part of a transaction that constitutes a Change in Control pursuant to clauses (iii) of this definition.

SECTION 4

CERTAIN AGREEMENTS

4.1 Confidentiality. Executive acknowledges that the Company owns and shall own and has developed and shall develop proprietary information concerning its business and its customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, know-how and other intellectual property, in each case, relating to the Company’s business. Executive shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Executive’s duties. Executive shall keep the terms of this Agreement in confidence and trust and shall not disclose such terms, except to Executive’s family, accountants, financial advisors, or attorneys, or as otherwise authorized or required by law. Executive agrees to execute the Company’s standard form of confidentiality agreement (the “Confidentiality Agreement”) applicable to all employees on the Effective Date.

4.2 Company Property. Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, flash drives, computers, mobile phones, Personal Data Assistants, telephone numbers, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination of employment, Executive shall (1) refrain from taking any such property from the Company’s premises, and (2) return any such property in Executive’s possession within ten (10) business days.

4.3 Assignment of Inventions to the Company. Executive shall promptly disclose to the Company all improvements, inventions, formulas, processes, computer programs, know-how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during and related to Executive’s employment and the Company’s business or while using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions, and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions and agrees to perform, during and after employment with the Company, at the Company’s expense including reasonable compensation to Executive, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Executive hereby irrevocably appoints the Company and its officers and agents as Executive’s attorney-in-fact to act for and in Executive’s name and stead with respect to such Inventions.

SECTION 5

COVENANT NOT TO ENGAGE IN CERTAIN ACTS

5.1 General. The parties understand and agree that the purpose of the restrictions contained in this Section 5 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his or her employment with the Company. The provisions of this SECTION 5 shall survive the expiration or sooner termination of this Agreement. For purposes of this SECTION 5, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties.

5.2 Non-Compete; Non-Diversion. In consideration for this Agreement to employ Executive and other valuable consideration provided hereunder, Executive agrees and covenants that during the term of employment and for a period of twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, for himself or any third party, or alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:

(i) divert or attempt to divert any existing business of the Company provided that after the Termination Date this shall not prevent normal competitive sales for a non-Listed Company (as defined below);

(ii) solicit, induce or entice, or seek to solicit, induce or entice, or otherwise interfere with the Company’s business relationship with, any customer of the Company, provided that after the Termination Date this shall not prevent normal competitive sales activities for a non-Listed Company;

(iii) (A) during the term of employment, render any services (whether as an independent contractor or otherwise) on behalf of any company or line of business that competes anywhere in the United States with the Company (a “Competing Business”), and (B) for a period of twelve months after the Termination Date, render any services other than legal services (whether as an independent contractor or otherwise) on behalf of any Listed Company (as defined below);

(iv) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company), or become an officer, director, partner, member, or joint venturer of, any Competing Business, provided that after the Termination Date this shall only apply to the Listed Companies;

(v) advance credit or lend money to any third party for the purpose of establishing or operating any Competing Business, provided that after the Termination Date this shall only apply to the Listed Companies; or

(vi) with respect to any substantially full time independent contractor of the Company, employee of the Company or individual who was, at any time during the three months prior to the Termination Date, an employee of the Company: (A) hire or retain, or attempt to hire or retain, such individual to provide services for any third party; or (B) encourage, induce, solicit or attempt to solicit, divert, cause or attempt to cause, such individual to (1) terminate and/or leave his or her employment, (2) accept employment with any person or entity other than the Company, or (3) terminate his or her relationship with the Company or devote less than his or her full time efforts to the Company.

As used herein, “Listed Company” means one of nine (9) companies that are material competitors as identified by the Company, provided that the Company may at any time change such nine (9) companies to alternative competitors so long as the number does not exceed nine (9), no change can be effective after the termination of Executive’s employment with the Company and any change shall be effective thirty (30) days after Executive is given written notice thereof and only if at the end of such thirty (30) day period the Executive is employed by the Company. As of the Effective Date, the Listed Companies are Pro Build Holdings, Inc., 84 Lumber Co., Builders FirstSource, Inc., BMC Select, HD Supply, Inc., Ganahl Lumber Co., US LBM Holdings, LLC, Carter Lumber Company and McCoy Corporation (dba McCoy’s Building Supply). The parties acknowledge and agree that clause (vi) above shall not be violated by general advertising not targeted at the foregoing people nor serving as a reference upon request of the foregoing with regard to an entity with which Executive is not associated. The parties acknowledge and agree that the term “Competing Business” does not include (i) builders of light frame (wood) commercial and new residential homes or (ii) any manufacturer of lumber, building materials or equipment or appliances. Further, the Parties hereby acknowledge and agree that if Executive becomes employed by any company described in the preceding sentence, Executive shall be permitted to contact, solicit, sell to or otherwise do business with such Competing Businesses and that such activities shall not violate the terms of this Section.

5.3 Cessation/Reimbursement of Payments. If Executive violates any provision of this SECTION 5, the Company may, upon giving written notice to Executive, immediately cease all payments and benefits that it may be providing to Executive pursuant to SECTION 2 or SECTION 3, and Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Executive to forego or waive such payments in order to avoid his or her obligations under this SECTION 5; and provided, further, that any release of claims by Executive pursuant to SECTION 6.11 shall continue in effect.

5.4 Survival; Injunctive Relief. Executive agrees that the provisions of this SECTION 5 shall survive the termination of this Agreement and the termination of the Executive’s employment. Executive acknowledges that a breach by him of the covenants contained in this SECTION 5 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company immeasurable and irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition in violation of this SECTION 5 would be extremely detrimental to the Company. By reason thereof, each of the Company and Executive agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement, at law or in equity, or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened violation of this SECTION 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies.

SECTION 6

MISCELLANEOUS

6.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto:

To the Company:	Stock Building Supply Holdings, Inc. 8020 Arco Corporate Drive, Ste. 400 Raleigh, NC 27617 Attn: General Counsel Fax:919-431-1180

To Executive:	at the home address of Executive maintained in the human resource records of the Company.

6.2 Severability. The parties agree that it is not their intention to violate any public policy or statutory or common law. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 5 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities and geographic area will be substituted for any such restrictions held unenforceable.

6.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without regard to its principles of conflicts of laws. Executive agrees to submit to the jurisdiction of the State of North Carolina; agrees that any dispute concerning the interpretation or application of this Agreement shall be heard by A JUDGE AND NOT A JURY; and agrees that any dispute shall be brought exclusively in a state or federal court of competent jurisdiction in North Carolina. Executive waives any and all objections to jurisdiction or venue.

6.4 Survival. The covenants and agreements of the parties set forth in Sections 4, 5 and 6 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, irrespective of the reason therefor.

6.5 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the terms of employment, compensation, benefits, and covenants of Executive, and supersede all other prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between

Executive and the Company relating to the subject matter of the Agreement, which such other prior and contemporaneous agreements and understandings, inducements or conditions shall be deemed terminated effective immediately. For the avoidance of doubt, the parties agree that any and all indemnification agreements between Executive and the Company shall continue in full force unimpaired by this Agreement. Notwithstanding the foregoing, Executive acknowledges that the Confidentiality Agreement shall continue in effect during the term of Executive’s employment.

6.6 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the Company’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company, and the Executive’s spouse, heirs, and personal and legal representatives.

6.7 Counterparts; Amendment. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended or modified only by written instrument duly executed by the Company and Executive.

6.8 Voluntary Agreement. Executive has read this Agreement carefully and understands and accepts the obligations that it imposes upon Executive without reservation. No other promises or representations have been made to Executive to induce Executive to sign this Agreement. Executive is signing this Agreement voluntarily and freely.

6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns (including any direct or indirect successor, spouses, heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement.

6.10 Release of Claims. In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Separation Agreement and General Release” form substantially in the form of Exhibit A attached hereto and incorporated herein by this reference. The Company’s obligation to pay severance benefits pursuant to SECTION 3.4 is expressly conditioned on Executive’s execution and delivery of such Separation Agreement and General Release no later than forty-five (45) days after the date the Executive incurs a Separation from Service without revoking it for a period of seven (7) days following delivery. Executive’s failure to execute and deliver such Separation Agreement and General Release within such forty-five (45) day time period (or Executive’s subsequent revocation of such Separation Agreement and General Release) will void the Company’s obligation to pay severance benefits under this Agreement.

6.11 Confidentiality Of Previous Employers’ Information. The Company acknowledges that the Executive may have had access to confidential and proprietary information of his previous employer(s) and that Executive may be obligated to maintain the confidentiality of such information, not use such information or not to provide certain services to the Company, in each case pursuant to applicable law and/or any contractual relationship between Executive and a previous employer. The Company hereby instructs Executive as follows: (1) Executive shall not disclose any such confidential or proprietary information to the Company or any of its affiliates, (2) Executive shall not use any such confidential or proprietary information in connection with his employment with the Company, and (3) Executive shall not perform any services for the benefit of the Company that would cause Executive to be in breach of his obligations owed to any previous employer or other third party. If the Company requests Executive to provide any such services or to disclose any such information, Executive will advise the Company that he or she is prohibited from doing so. Executive agrees to indemnify, defend and hold the Company and its affiliates harmless from and against any claims, losses or liabilities (including reasonable attorneys’ fees) incurred by the Company or any of its affiliates as a result of any breach by Executive of this SECTION 6.11.

6.12 In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This SECTION 6.12 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

6.13 Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. In the event that following the date hereof the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

6.14 Indemnification, etc. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law (including advance of legal fees) for any action or inaction he takes in good faith with regard to the Company or parent or any benefit plan of either. Further, the Company shall cover Executive on its directors’ and officers’ liability insurance policies to no less extent than that which covers any other officer or director of the Company.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:		EXECUTIVE:
STOCK BUILDING SUPPLY HOLDINGS, INC.

By:	/s/ Bryan J. Yeazel	/s/ Jeffrey G. Rea
Name:	Bryan J. Yeazel	JEFFREY G. REA
Its:	Executive Vice President, Chief Administrative Officer and General Counsel

Signature Page to Employment Agreement

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of              by and between JEFFREY G. REA (“Executive”) and STOCK BUILDING SUPPLY HOLDINGS, INC. (the “Company”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. The parties agree that Executive’s employment with the Company and all of its affiliates is terminated effective as of              (the “Effective Date”).

2. Payments Due to Executive. Executive acknowledges receipt of $             from the Company, representing Executive’s accrued but unpaid Base Salary through the Effective Date. Other than as expressly set forth in this Section, Executive is not entitled to any consulting fees, wages, accrued vacation pay, benefits or any other amounts with respect to his employment through the Effective Date.

3. Severance Benefits and Continuing Health Insurance Coverage. In consideration of Executive’s execution and non-revocation of this Agreement, the Company agrees to pay to Executive the amounts provided in SECTION 3.4 of that certain Employment Agreement, dated as of              by and between the Executive and the Company.

4. General Release.

(a) Executive, on behalf of Executive, his or her heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its officers, directors, managers, Executives, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to the Executive’s employment with the Company and/or the separation of Executive from the Company.

(b) This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive’s employment with and separation from the Company; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the

Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act and the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; and (iv) all Claims for reinstatement, attorney’s fees, interest, costs, wages or other compensation.

(c) Executive agrees that there is a risk that each and every injury which he or she may have suffered by reason of his or her employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company Parties, and he or she fully understands that by the execution of this Agreement no further claims for any such injuries may ever be asserted.

(d) This general release does not release any Claim that relates to: (i) Executive’s right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy or any contractual indemnification agreement; (iii) Executive’s right, if any, to government-provided unemployment and worker’s compensation benefits; or (iv) Executive’s rights under any Company Executive benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Executive’s employment.

(e) Executive agrees that the consideration set forth in Paragraph 3 above shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.

(f) Executive understands and agrees that if any facts with respect to this Agreement or Executive’s prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of, and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks, and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.

(g) Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:

i	Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;

ii	Executive shall have a period of forty-five (45) days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the “Review Period”). Executive may at his or her option execute this Agreement at any time during the Review Period. If the Executive does not return the signed Agreement to the Company prior to the expiration of the 45 day period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company;

iii	Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable until the seven-day period has expired (“Revocation Period Expiration Date”). Notice of a revocation by the Executive must be made to the designated representative of the Company (as described below) within the seven (7) day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period;

In the event Executive elects to revoke this release pursuant to Paragraph 4(g)iii above, Executive shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: ATTN: General Counsel, Legal Department, Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617. In the event that Executive exercises his or her right to revoke this release pursuant to Paragraph 4(g)iii above, any and all obligations of Company under this Agreement shall be null and void. Executive agrees that by signing this Agreement prior to the expiration of the forty-five (45) day period he or she has voluntarily waived his or her right to consider this Agreement for the full forty-five (45) day period.

EXECUTIVE AGREES THAT THE CONSIDERATION RECEIVED BY HIM OR HER UNDER THIS AGREEMENT, INCLUDING THE PAYMENTS DESCRIBED ABOVE, IS IN FULL AND COMPLETE SATISFACTION OF ANY CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE UNDERSTANDS THAT, BY ENTERING INTO THIS AGREEMENT, HE OR SHE NO LONGER HAS THE RIGHT TO ASSERT ANY CLAIM OR LAWSUIT OF ANY KIND ATTEMPTING TO RECOVER MONEY OR ANY OTHER REILEF AGAINST THE COMPANY PARTIES FOR ACTS OR INJURIES ARISING OUT OF EXECUTIVE’S FORMER EMPLOYMENT BY COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT. Such claims further include any claims Executive may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates). Executive does not waive any rights or claims that may arise after the date this Agreement is executed.

5. Review of Agreement; No Assignment of Claims. Executive represents and warrants that he or she (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against any of the Company Parties with any local, state, or federal agency or court.

6. No Claims. Each party represents that it has not filed any Claim against the other Party with any state, federal or local agency or court and that it will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Executive from filing a Claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, further, that Executive acknowledges that he will not be entitled to recover any monetary or other damages in connection with or as a result of any such EEOC or state FEP agency proceeding.

7. Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of North Carolina without regard to provisions or principles thereof relating to conflict of laws.

8. Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

9. Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except immediate family members and Executive’s attorneys and financial advisers. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if compelled to do so by a court, but Executive agrees to notify the Company immediately if anyone seeks to compel Executive’s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort. Executive agrees that disclosure by Executive in violation of this Agreement would cause so much injury to the Company that money alone could not fully compensate the Company and that the Company is entitled to injunctive and equitable relief. Executive also agrees that the Company would be entitled to recover money from Executive if this Agreement were violated.

10. Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive’s continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, and Executive covenants and agrees to abide by all such continuing obligations.

11. No Adverse Comments. For two (2) years, Executive and the Company agree not to make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the other (which in the case of the Company shall include its affiliates or their respective products, services, directors, officers or Executives), provided that the foregoing shall not be violated by truthful testimony in response to legal process, normal competitive statements, rebuttal of statements by the other or actions to enforce the party’s rights.

12. Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between Company and Executive and supercede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE ACKNOWLEDGES THE FOLLOWING: HE OR SHE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HIS OR HER OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; HE OR SHE HAS READ THIS AGREEMENT; THAT HE OR SHE FULLY UNDERSTANDS ITS TERMS; THAT EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; THAT HE OR SHE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT HE OR SHE HAS HAD AMPLE TIME TO CONSIDER HIS OR HER DECISION BEFORE ENTERING INTO THE AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON HIM OR HER.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY OF HIS ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 4 ABOVE AND THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

JEFFREY G. REA
STOCK BUILDING SUPPLY HOLDINGS, INC.

By:
Name:
Title:

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